Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-150150 and Form S-8 No. 333-150129) of our report dated May 6, 2008, with respect to the consolidated financial statements of DARA BioSciences, Inc. for the year ended December 31, 2007 included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Raleigh, North Carolina
May 14, 2008